Exhibit 99.1
Keros Announces U.S. FDA Orphan Drug Designation Granted to KER-065 for the Treatment of Duchenne Muscular Dystrophy

LEXINGTON, Mass., August 20, 2025 – Keros Therapeutics, Inc. (“Keros”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the transforming growth factor-beta (“TGF-ß”) family of proteins, today announced the U.S. Food and Drug Administration (“FDA”) granted Orphan Drug designation for KER-065 for the treatment of Duchenne muscular dystrophy (“DMD”).

“Receiving Orphan Drug designation for KER-065 highlights the significant unmet medical need for patients with DMD,” said Jasbir S. Seehra, President and Chief Executive Officer. “This designation serves as a significant milestone for Keros as we advance KER-065 into a Phase 2 clinical trial in patients with DMD.”

The FDA grants Orphan Drug designation to investigational therapies addressing rare medical diseases or conditions that affect fewer than 200,000 people in the United States. This designation provides certain potential benefits, including tax credits for qualified clinical testing, waiver or partial payment of FDA application fees and seven years of market exclusivity, if approved.

About KER-065
KER-065 is a novel ligand trap comprised of a modified ligand-binding domain derived from activin receptor type IIA and activin receptor type IIB that is fused to the portion of the human antibody known as the Fc domain. KER-065 is designed to act as a ligand trap and inhibit the biological effects of myostatin and activin A, two ligands that signal through activin receptors, to increase skeletal muscle regeneration, increase muscle size and strength, reduce body fat, reduce fibrosis of the skeletal muscle and increase bone strength. We are developing KER-065 for the treatment of neuromuscular diseases, with an initial focus on DMD.

About Duchenne Muscular Dystrophy (DMD)
DMD is the most common form of muscular dystrophy and results in muscle degeneration and premature death. DMD results from the lack of functional dystrophin protein that helps promote myofiber stability, caused by a gene mutation. The lack of dystrophin, an important structural component of muscle cells, causes muscle cells to have increased susceptibility to damage and to progressively die. Additionally, the absence of dystrophin in muscle cells leads to significant cell damage and ultimately causes muscle cell death and the replacement of muscle with fibrotic and fatty tissue. The replacement of muscle fibers with fatty and fibrotic tissue leads to progressive loss of muscle strength and function leading to immobility and respiratory and cardiac complications. In DMD patients, heart muscle cells progressively die and are replaced with scar tissue. This cardiomyopathy eventually leads to heart failure, which is currently the leading cause of death among those with DMD. The National Organization for Rare Disorders estimates that approximately one in every 3,500 male births is affected by DMD worldwide.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. Keros is a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including blood, bone, skeletal muscle, adipose and heart tissue. By leveraging this understanding, Keros has discovered and is developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. Keros’ lead product candidate, KER-065, is being developed for the treatment of neuromuscular diseases, with an initial focus on DMD. Keros’ most advanced product candidate, elritercept, is being developed for the treatment of cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndrome and in patients with myelofibrosis.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “anticipates,” “believes,” “continue,” “expects,” “enable,” “intention,” “potential” and “will” or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Keros’ expectations regarding its strategy, progress and timing of its clinical trials for KER-065; and the potential benefit of an Orphan Drug designation for KER-065 in DMD. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Keros’ limited operating history and historical losses; Keros’ ability to raise additional funding to complete the development and any commercialization of its product candidates; Keros’ dependence on the success of its product candidates, KER-065 and elritercept; that Keros may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Keros’ ability to obtain, maintain and protect its intellectual property; and Keros’ dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in Keros’ filings with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 6, 2025, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Keros undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts
Investor Contact:
Justin Frantz
jfrantz@kerostx.com
617-221-6042

Media Contact:
Mahmoud Siddig / Adam Pollack / Viveca Tress
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449